UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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SIGMA DESIGNS, INC.
(Name of Registrant as Specified in Its Charter)

POTOMAC CAPITAL PARTNERS III, L.P. POTOMAC CAPITAL MANAGEMENT III, L.L.C. POTOMAC CAPITAL PARTNERS L.P. POTOMAC CAPITAL MANAGEMENT, L.L.C. PAUL J. SOLIT ERIC SINGER MARK J. BONNEY MARK F. FITZGERALD
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Potomac Capital Management, L.L.C., together with the other Participants named herein (collectively, the “Potomac Group”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2012 annual meeting of shareholders (the “Annual Meeting”) of Sigma Designs, Inc. (the “Company”).  The Potomac Group has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On June 20, 2012, Potomac Capital Partners III, L.P. issued the following press release announcing that it issued a letter to shareholders of USAT and containing the full text of such letter:

THE POTOMAC GROUP BELIEVES SIGNIFICANT CHANGE IS NEEDED AT SIGMA DESIGNS, INC.

NEW YORK, New York, June 20, 2012 /PRNewswire - Potomac Capital Partners III, L.P., which together with its nominees and certain other shareholders are members of a group (the “Potomac Group”) that collectively owns 2,612,230 shares of common stock of Sigma Designs, Inc. (NASDAQ: SIGM) (the “Company” or “SIGM”), representing approximately 8.0% of the Company’s outstanding shares, today issued the following letter to shareholders of SIGM.

POTOMAC CAPITAL PARTNERS III, L.P.
825 Third Ave, 33rd Floor
New York, New York 10022

June 20, 2012

Dear Fellow Shareholders:

SIGNIFICANT CHANGE IS NEEDED AT SIGMA DESIGNS

Vote the GOLD Proxy Card Today to Support Our Highly-Qualified and Experienced Nominees to Rebuild Shareholder Value

Potomac Capital Partners III, L.P., together with its affiliates (collectively, the “Potomac Group,” “we” or “us”), owns an aggregate of 2,612,230 shares of Common Stock of Sigma Designs, Inc. (the “Company” or “Sigma”), representing approximately 8.0% of the outstanding shares.  We are seeking your support to elect our slate of three highly qualified candidates to the Board of Directors (the “Board”) at the Company’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”).  We believe a reconstituted Board with a majority of new, highly-qualified independent directors is necessary to end the erosion of shareholder value.

The Current Board Needs to Be Held Accountable For Overseeing
the Destruction of Significant Shareholder Value

Each of the directors has served for at least nine (9) consecutive years and the average tenure for the Board is 17 years.  During their tenure, the current Board has presided over a massive loss of shareholder value.  Consider the following:

➢
Poor Share Price Performance - From January 31, 2007 to the date the Potomac Group announced its intention to nominate three nominees to the Board at the Annual Meeting, the Company’s stock price declined by more than 80%, resulting in the destruction of over $480 million of shareholder value.

➢
Substantial Losses - For the fiscal year ended January 28, 2012, the Company reported an alarming net loss of over $168 million and a loss of almost $150 million in shareholders’ equity.  For the quarter ended April 28, 2012, the Company reported a net loss of approximately $13.7 million.

➢	Declining Revenues - Over the past five fiscal quarters, revenues have declined by 43%, from $70.6 million at the end of fiscal 2011 to $40.3 million as of April 30, 2012.

➢
Out-of-control spending - In the past five years, the Company’s total operating expenses have increased over 256% from approximately $55.5 million in fiscal 2008 to approximately $141 million in fiscal 2012.  During fiscal 2012, the Company’s total operating expenses were 77% of net revenues, resulting in negative cash flow of over $28 million.  Over the past five fiscal quarters, cash, cash equivalents and marketable securities have declined by over 20% from $179 million at the end of fiscal 2011 to $141 million as of April 30, 2012.  Over the past two fiscal quarters, cash depletion was over $21 million, largely as a result of operating losses, trends if allowed to continue will be unsustainable and further erode shareholder value.

➢
Dismal Track Record on Capital Allocation - Over the past five fiscal years, the Company has spent over $240 million on acquisitions and over $250 million in research and development, yet shareholders have not seen any economic benefit.  For example, the Company’s current enterprise value is approximately $75 million based on its most recent quarterly report and current share price.  In addition, despite increasing its headcount from 180 in January 2007 to 691 in January 2012, the Company has not seen a commensurate payback, as revenue per employee has declined from approximately $500,000 in fiscal 2007 to approximately $260,000 in fiscal 2012.  In 2008 and 2009, the Company spent $85.9 million to repurchase its shares for an average price of $20.50 per share.  The stock currently trades around $6.50 per share.

➢
Accumulated Deficit - According to the Company’s most recent quarterly report, since inception, Sigma has generated a $140 million accumulated deficit, meaning that the net effect of this Company, under the auspices of CEO, Thinh Tran, has been a massive loss of $140 million!  With no retained earnings, shareholders are funding losses.

➢	Significant Shareholder Dilution - Over the past three years, the Company has issued approximately 6.3 million shares of common stock, resulting in significant shareholder dilution of over 24%.

If shareholders continue to accept the status quo, we are concerned that the Company’s future will look very much like its past.  These abysmal results cannot be allowed to continue.  This Board must be held accountable.

The Board Is Acting to Entrench Itself With Its Own Interests In Mind Not Shareholders

In our open letter to the Board dated April 30, 2012, we expressed serious concerns with the Board’s action taken on April 9, 2012 to lower the beneficial ownership threshold of the Company’s poison pill.  Only after we publicly expressed our concerns, did the Company announce it was terminating its poison pill on June 11, 2012.  We believe the Company’s original action with respect to the poison pill, which we viewed as reactionary to our submission of our letter of intent to nominate directors at the Annual Meeting, is just another example of a pattern of questionable behavior designed to entrench the Board.  Consider the following:

➢
Options Backdating Scandal - The existing Board oversaw an options backdating scandal during the period from 1994 to 2005.  Despite the severity of this scandal, the composition of the Board has remained unchanged.  In addition, Kit Tsui, the CFO during this time was not terminated but rather reassigned to another high-level senior management position and has remained in a senior level position with the Company to date.  William Almon, who was the Chairman of the Audit Committee during this scandal remains the Chairman of the Audit Committee to this day and was recently appointed Chairman of the Board.  We believe this is indicative of an insular Board and management team that has not been held accountable to shareholders.

In connection with the 2007 annual meeting of shareholders, Glass Lewis & Co., an independent proxy advisory firm, recommended WITHHOLD votes for all directors as a result of the backdating of stock options and found it particularly egregious that the Board also failed to reprice its outstanding options as an attempt to correct its failings, noting that “this is a board that shows little or no fidelity to shareholders.”  Is this truly the Board you want protecting your investment?

➢
Self-Dealing - This Board has a history of making investments in companies that add questionable value to the Company, but which certain Board members have financial interests in.  For example, in June 2005, the Company invested in and provided loans to Blue7 Communications.  The current Chairman of the Board, Mr. Almon, had also invested in Blue7 during fiscal 2005.  In February 2006, just 8 months later, the Company acquired Blue7 for more than 2x the Company’s valuation disclosed only eight months earlier, despite needing loans from the Company to fund its operations.  In fiscal 2009 and 2010, the Company made investments in the aggregate of $5 million, in a privately held venture capital funded technology company.  In a glaring conflict of interest, three of the Company’s four existing directors held equity interests in the company and one of these directors was also a director of the company.  The Company thereafter recorded an impairment charge of $5.2 million to fully write down the entire investment, resulting in a complete loss to shareholders.

➢
Lack of Skin in the Game - Over the past five years, the current Board and management have sold over $30 million of their shares in the Company.  Based upon our review of the Company’s public filings, we believe that as a group the Board and management currently own approximately 2% of the outstanding shares of the Company (not counting interest in stock option grants, the overwhelming majority of which are under-water), making them unvested stewards of shareholder money.  We are concerned that the lack of significant actual ownership of the shares by the members of the Board may contribute to the Board’s lack of commitment to maximizing shareholder value.  Unlike this Board or management, we, as significant shareholders, have “skin in the game.”  We want nothing more than to restore profitability to the Company and to create value for all Sigma shareholders.

Do Not Be Misled By the Company’s Recent Cosmetic Changes

We are pleased with the Company’s recent actions to terminate the Company’s poison pill and separate the roles of Chairman and CEO, which we believe were made in response to our nomination of directors.  However, we do not believe these reactionary changes go far enough to address the significant issues facing the Company.  In our opinion, these actions are transparent attempts by the Board to win votes in the upcoming election contest.  When the pressure is off, what will keep the Board from returning to its past practices of complacent oversight and weak governance?

 We believe the current Board has consistently failed to represent the best interests of shareholders and is responsible for the significant deterioration in shareholder value.  Given the Company's lackluster performance, a reconstituted Board is vital to the Company’s future success.  You deserve directors who will be proactive and work tirelessly to enhance value, not an insulated Board who appears only committed to doing the bare minimum in the face of shareholder pressure and to win an election contest.

We Are Not Seeking to Take Control of Sigma

Our Interests Are Directly Aligned with ALL Shareholders

This election contest is not about control, but rather a referendum on whether shareholders are satisfied with the performance of the Company under the incumbent Board.  Our nominees are committed to giving shareholders the opportunity to decide for themselves.

The existing Board has overseen a dramatic deterioration of the Company’s financial, operating and stock performance.  Accordingly, we have no faith that the Company will return to profitability if the existing Board is permitted to remain in control.  Instead, we are looking to elect a majority of new, highly qualified directors who will approach the situation with a fresh perspective in order to represent the best interests of all shareholders. As significant shareholders, our interests are aligned directly with yours.  Our goal is to maximize value for all shareholders.

Our Nominees Are Highly Qualified and Will Make a Difference

We selected Mark J. Bonney, Mark F. Fitzgerald and Eric B. Singer to serve as our nominees because we believe they will bring much needed accountability and oversight to the Board.  Mr. Bonney has over 35 years of experience, holding various senior executive financial and operating positions, in middle market, high technology companies, both in the United States and abroad.  Mr. Fitzgerald has over 20 years of experience as an analyst covering the semiconductor industry.  Mr. Singer has over 17 years of experience as an investor in the semiconductor industry, including public company board experience.  We believe our nominees’ vast industry knowledge, operating experience, and network of contacts would add significant value to the Board.  Our Nominees will focus on restoring profitability and will be committed to protecting and growing the value of the Company for all shareholders.

PROTECT YOUR INVESTMENT AND VOTE THE GOLD PROXY CARD AS SOON AS POSSIBLE

By voting the GOLD proxy card you will be supporting new, independent directors who are dedicated to effecting improvements in both the Company’s operations and stock price and evaluating all opportunities to create value based on actions easily within the Company’s control.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at (212) 297-0720 or (877) 566-1922 or email at info@okapipartners.com.